Inter American Acquisition Group Inc.
2918 Fifth Avenue South
Suite 209, San Diego
California

23 October 2008

Dear Sirs

CNC Development Ltd. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have been asked to provide this legal opinion in connection with the issuance of the following securities (among others) by the Company to the security holders of Inter American Acquisition Group Inc., a Delaware Corporation ("Inter American"), as registered under the United States Securities Act of 1933, as amended, (the "Securities Act"), pursuant to the Registration statement, as amended, on Form S-4, Number 333-1529777 provided to us (the "Registration Statement") as filed by the Company with the United States Securities and Exchange Commission ("SEC"), pursuant to a merger of Inter American, with and into the Company (the "Merger"):

1.1
up to a total of 13,935,000 shares, comprised of (a) 7,000,000 shares to the holders of Inter American common stock, in exchange for such stock; (b) 6,935,000 shares that may be issued on exercise of currently outstanding warrants of Inter American; and

1.2	up to a total of 6,935,000 warrants to purchase one share (the "Warrants") to the holders of warrants in Inter American.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement (as defined below).

2	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

2.1	The written resolutions of the board of directors of the Company dated 6 October 2008, and the written resolutions of the sole shareholder of the Company dated 6 October 2008 (the "Resolutions").

2.2
A registered agent’s certificate of incumbency dated 23 October 2008, issued by Maples Finance BVI Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent’s Certificate").

2.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 22 October 2008 including:

(a)	the Company’s Certificate of Incorporation; and

(b)	the Company’s Memorandum and Articles of Association.

2.4	A certificate from a Director of the Company (a copy of which is annexed hereto as Annexure B) (the "Director's Certificate").

2.5	The Registration Statement.

2.6	The Inter American Warrant agreements.

3	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

3.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3.2	All signatures, initials and seals are genuine.

3.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

3.4	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

3.5
That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

3.6	The Resolutions remain in full force and effect.

3.7
That the Company will assume the obligations of Inter American in respect of the warrants, on the same terms (save that the securities issuable thereunder shall be securities in the Company), by virtue of the Registration Statement.

3.8	That no less than the par value shall be paid for the shares ultimately issuable pursuant to the Warrants.

4	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1
The Company is a limited liability company duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

4.2	The Company is authorised to issue 50,000 shares each with a par value of US$0.0001. One thousand of such shares have been issued and are registered in the name of Inter American.

4.3	Based on the Director's Certificate, one thousand shares in the Company have been issued to Inter American and are fully paid up.

4.4
The shares and the Warrants to be issued in accordance with the Registration Statement, when issued by the Company against payment in full of the consideration, in accordance with its governing instruments and the Company's memorandum and articles of association, and in the manner described in the Registration Statement and duly registered in the Company's register of members, will be duly authorised, validly issued, fully paid and non assessable.

4.5
Upon the redomestication merger of Inter American into the Company (as described in the Registration Statement) (the "Merger") becoming effective pursuant to the laws of the British Virgin Islands, the obligations of Inter American in respect of the warrants will be binding on the Company on the same terms thereof (save that the securities issuable thereunder shall be securities of the Company). Upon the Merger becoming effective, the Warrants will continue to be governed by the laws of the State of New York being the governing law of the Inter American Warrant Agreement and the Inter American Warrant Agreement will constitute the legal binding obligations of the Company.

5	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

5.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

5.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

5.3
We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

5.4	We make no comment with regard to the references to foreign statutes in the Registration Statement.

5.5
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

6	CONSENTS

In connection with the above opinion, we hereby consent:

6.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption "Legal Matters"; and

6.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Annexure A

Registered Agent’s Certificate

Annexure B

Director's Certificate